UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

Brandywine Realty Trust

Brandywine Operating Partnership, L.P.

(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation or Organization)

555 East Lancaster Avenue, Suite 100

Radnor, PA 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Brandywine Realty Trust (the “Parent Company”) is the sole general partner of Brandywine Operating Partnership, L.P., (the "Operating Partnership") and owns its assets and conducts its operations through the Operating Partnership and subsidiaries of the Operating Partnership.  The terms “we”, “us” or “our” in this Current Report refer to the Parent Company, the Operating Partnership and our subsidiaries, collectively.

On December 23, 2015 we entered into a purchase and sale agreement with KIM TopCo Inc., a Delaware corporation (the “Purchaser”), managed by Korea Investment Management Co., Ltd., to dispose of our equity interests in the office property located at 2970 Market Street in Philadelphia and commonly known as the 30th Street Main Post Office (“Cira Square”) for a gross amount, payable in cash, equal to $354.0 million through the sale of equity interests in various subsidiaries of the Operating Partnership.  Cira Square, which contains 862,692 net rentable square feet of office space and is fully leased to a single tenant, is encumbered by $177.4 million of mortgage indebtedness. Upon sale of the property, the Operating Partnership intends to prepay the mortgage loan, scheduled to mature September 30, 2030, and has a fixed interest rate of 5.93%. The prepayment charge is estimated to be $43.5 million. After the application at closing of a portion of the funds that we receive from the Purchaser for the payoff of the existing mortgage indebtedness and to pay transfer taxes, broker fees, the mortgage prepayment charge and other transaction expenses, we expect to receive net proceeds of approximately $129.1 million.  We expect to record a $102.4 million gain on sale at closing (inclusive of $10.9 million of deferred financing costs).We intend to use the net proceeds to reduce debt, fund current development commitments and for general corporate purposes.

The transaction agreements provide for the Purchaser to engage our management company subsidiary to provide customary property management services for Cira Square with an annual management fee (exclusive of expense reimbursement) not to exceed 1.5% of annual gross revenues of Cira Square.  Our agreement is for a ten-year term, subject to early termination by the Purchaser in the event that we fail to fulfill our obligations at any time during the term of the agreement or upon sale by the Purchaser of Cira Square.  If the Purchaser terminates the agreement within seven years of the management agreement commencement date we shall be entitled to a termination fee in an amount equal to the management fee that would have been paid to us for the remainder of the seven-year term had such termination not occurred.

We expect closing of the sale to occur in the first half of the first quarter 2016, subject to customary closing conditions and certain customary termination rights for transactions of this type. Accordingly, we cannot provide assurances that the closing will occur on schedule or at all.

Upon execution of the purchase and sale agreement, the Purchaser deposited $30.0 million into an escrow account to serve as liquated damages if Purchaser fails to close the transaction notwithstanding satisfaction of all conditions to its obligation to close.

The terms of the transactions, including the sales price and management fee, were determined through arm’s length negotiation.  We are not an affiliate of the Purchaser.

In connection with our entry into the material definitive agreement discussed above, we have determined that the disposition of our equity interest in Cira Square is probable and significant under Regulation S-X for asset dispositions.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 18, 2015, Brandywine Operating Partnership, L.P., the limited partnership through which Brandywine Realty Trust, as sole general partner, owns its assets and conducts its operations, sold a property at 751-761 Fifth Avenue containing an aggregate of 158,000 square feet (“751-761 Fifth Avenue”) located in King of Prussia, Pennsylvania for a gross sales price of $4.6 million, or $29 per square foot. We are not affiliated with the buyer, and the terms of the transaction were determined through arm's-length negotiations. 751-761 Fifth Avenue will be 100% vacant as of January 1, 2016 and is being purchased by an owner/occupant.  We are reporting this transaction in accordance with requirements of Regulation S-X for asset dispositions.  Management believes the disposition is not material to the Company's results of operations or financial position.

Item 8.01 Other Events

In connection with our disposition of Cira Square, as discussed in Item 1.01, we anticipate prepaying $35.5 million of mortgage indebtedness secured by our Cira Centre South Garage, a 1,662 parking space facility. If we prepay such mortgage indebtedness, we would use approximately $44.4 million of net proceeds from the disposition of our interests in Cira Square to fund such prepayment.  This anticipated prepayment is not included in the pro forma financial statements disclosed in Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) Pro Forma Financial Information

The unaudited pro forma consolidated balance sheets of each of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. as of September 30, 2015 and unaudited pro forma consolidated statements of operations of each of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. for the nine months ended September 30, 2015 and for the year ended December 31, 2014, including notes thereto, are filed as Exhibit 99.1 hereto and incorporated herein by reference.

(b) Exhibits 99.1 Description

Exhibit 99.1 Unaudited pro forma consolidated balance sheets of each of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. as of September 30, 2015 and the unaudited pro forma consolidated statements of operations of each of Brandywine Realty Trust and Brandywine Operating Partnership L.P., for the nine months ended September 30, 2015 and for the year ended December 31, 2014, including notes thereto.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By:	/s/ Thomas E. Wirth
Thomas E. Wirth
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership L.P.,

By:	Brandywine Realty Trust, its sole General Partner

By:	/s/ Thomas E. Wirth
Thomas E. Wirth
Executive Vice President and Chief Financial Officer

Date: December 24, 2015

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